                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            Washington Mutual, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                            [WASHINGTON MUTUAL LOGO]
                         1201 THIRD AVENUE, SUITE 1500
                           SEATTLE, WASHINGTON 98101

                                 MARCH 23, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Washington Mutual, Inc. ("Washington Mutual"), which will be held in the S. Mark Taper Foundation Auditorium at Benaroya Hall, 200 University Street, Seattle, Washington, at 2:00 p.m., Tuesday, April 20, 1999. I look forward to greeting as many of our shareholders as possible.

     At the Annual Meeting, holders of Washington Mutual Common Stock will be asked to vote on the following matters: (1) to elect seven directors; (2) to amend Washington Mutual's current Articles of Incorporation ("Articles") to provide mandatory indemnification of directors; (3) to amend the Articles to reduce the vote required to amend the Articles, to eliminate the requirement to publish notice of certain shareholder meetings, to clarify the Board of Directors' authority to amend the Articles, to eliminate the provision on transactions with certain interested persons and to expand the provision relating to shareholder approval of merger transactions; and (4) to ratify the appointment of Deloitte & Touche LLP as the independent auditors for Washington Mutual for 1999. All of these proposals are more fully described in the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement. Your Board of Directors believes that each proposal is in the best interests of Washington Mutual and its shareholders and, accordingly, recommends that you vote "FOR" each of them.

     In addition to the specific matters to be acted upon, there will be a report on the progress of Washington Mutual and an opportunity to ask questions of general interest to shareholders.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you will, of course, have that opportunity.

                                          Sincerely,

                                          /s/ KERRY K. KILLINGER
                                          -----------------------------
                                          Kerry K. Killinger
                                          Chairman, President and Chief
                                          Executive Officer

                            WASHINGTON MUTUAL, INC.
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 20, 1999
                         ------------------------------

     The Annual Meeting of Shareholders of Washington Mutual, Inc. ("Washington Mutual") will be held in the S. Mark Taper Foundation Auditorium at Benaroya Hall, 200 University Street, Seattle, Washington, on Tuesday, April 20, 1999 at 2:00 p.m. for the following purposes:

     1. To elect one director to hold office until the 2000 Annual Meeting of Shareholders, one director to hold office until the 2001 Annual Meeting of Shareholders and five directors to hold office until the 2002 Annual Meeting of Shareholders and, in each case, until his or her successor is elected and qualified;

     2. To amend Washington Mutual's current Articles of Incorporation ("Articles") to provide mandatory indemnification of directors;

     3. To amend the Articles to reduce the vote required to amend the Articles, to eliminate the requirement to publish notice of certain shareholder meetings, to clarify the Board of Directors' authority to amend the Articles, to eliminate the provision on transactions with certain interested persons and to expand the provision relating to shareholder approval of merger transactions;

     4. To ratify the appointment of Deloitte & Touche LLP as the independent auditors for Washington Mutual for 1999; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     All of these proposals are more fully described in the Proxy Statement, which follows. Only holders of shares of Washington Mutual Common Stock at the close of business on March 5, 1999 are entitled to notice of, and to vote at, this Annual Meeting, and any and all adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ WILLIAM L. LYNCH
                                              ---------------------------------
                                              William L. Lynch
                                              Secretary
Seattle, Washington
March 23, 1999

                                   IMPORTANT

     Whether or not you expect to attend in person, we urge you to sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly signing, dating and returning the proxy will save Washington Mutual the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the Annual Meeting if you desire to do so, as your proxy is revocable at your option in the manner described in the Proxy Statement.

                            WASHINGTON MUTUAL, INC.
                         1201 THIRD AVENUE, SUITE 1500
                           SEATTLE, WASHINGTON 98101
                         ------------------------------

                                PROXY STATEMENT
               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 APRIL 20, 1999
                         ------------------------------

                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy is solicited by the Board of Directors of Washington Mutual, Inc. (the "Company" or "Washington Mutual") to be voted at the Annual Meeting of Shareholders to be held at 2 p.m. on April 20, 1999, or any adjournments thereof (the "Annual Meeting"). The persons named as proxies are William L. Lynch and Marc R. Kittner. The accompanying Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are being first sent to shareholders on or about March 23, 1999.

     At the Annual Meeting, holders of Washington Mutual common stock, no par value per share (the "Common Stock"), will be asked to elect seven directors, one of whom is to hold office until the Annual Meeting of Shareholders in 2000, another to hold office until the Annual Meeting of Shareholders in 2001, and the other five to hold office until the Annual Meeting of Shareholders in 2002 and, in each case, until his or her successor is elected and qualified. Holders of Common Stock will also be asked to approve amendments to the Company's current Articles of Incorporation (the "Articles") and to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1999.

     All shares represented by proxies that are properly executed and returned will be voted in accordance with the instructions noted thereon. In the absence of voting instructions, the shares of Common Stock will be voted for the nominees for director listed herein and on the proxy, for each of the proposals to amend the Articles and for the ratification of the Company's independent auditors. A shareholder giving a proxy has the power to revoke it at any time prior to the commencement of the Annual Meeting. The proxy may be revoked by written notice to the Secretary received at Washington Mutual's offices at 1201 Third Avenue, Suite 1706, Seattle, Washington 98101, before April 20, 1999, or by written notice delivered in person at the Annual Meeting to the Secretary. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     At the close of business on March 5, 1999, there were 593,991,375 shares of Common Stock outstanding (including 12,000,000 shares of Common Stock held in escrow). Each share of Common Stock is entitled to one vote in each of the matters properly presented at the Annual Meeting. Only shareholders of record at the close of business on March 5, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. All share amounts and per share amounts are as adjusted for a June 1, 1998 stock dividend of one share of Common Stock for every two shares held of record on May 18, 1998.

     The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for purposes of acting on the election of directors, for the proposals on the amendment of the Articles and for the ratification of the Company's independent auditors. Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received timely instructions from the beneficial owner.

     Under applicable law and the Company's Articles and Bylaws, and assuming that a quorum is present, in the election of directors, the persons elected will be those receiving the largest number of votes cast for the relevant class of directors at the Annual Meeting by shares present in person or by proxy. Assuming a quorum is present, approval of each of the proposals to amend the Company's Articles requires the affirmative vote of two-thirds of the votes entitled to be cast at the Annual Meeting, while ratification of the appointment of

Deloitte & Touche LLP as the Company's independent auditors for 1999 requires that more votes favor the action than oppose it. Abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of Deloitte & Touche LLP as the Company's auditors for 1999, but will count as "no" votes on each proposal to amend the Articles. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent and the inspector of elections for the Annual Meeting.

     If you are a participant in the Washington Mutual Restricted Stock Plan ("Restricted Stock Plan"), the Washington Mutual, Inc. Retirement Savings and Investment Plan ("RSIP"), the Washington Mutual Employees' Stock Purchase Program, the Pioneer Savings Bank Employee Stock Ownership Plan and Trust or the Ahmanson Advantage Account, the enclosed proxy includes any Common Stock allocated to your account. The trustees or plan administrators of such plans will vote the number of shares allocated to your account pursuant to the instructions you provide, so please sign and return your proxy promptly.

     In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of the Common Stock and request authority to execute the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. Washington Mutual also intends to employ and pay the fees (estimated to be $10,000) plus reimbursement of reasonable out-of-pocket expenses of Georgeson & Company, Inc., a firm engaged in the business of soliciting the return of proxies. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth information regarding beneficial ownership of Common Stock by each person known to the Company to have owned more than 5% of the outstanding shares of the Common Stock on March 5, 1999. The following is based solely on statements filed with the Securities and Exchange Commission (the "SEC") or other information that the Company believes to be reliable. The named shareholder has sole voting and investment power with respect to the shares shown, except as noted below.

             NAME AND ADDRESS OF               SHARES OF COMMON STOCK    PERCENT OF
              BENEFICIAL OWNER                   BENEFICIALLY OWNED        CLASS
             -------------------               ----------------------    ----------
FMR Corp.(1).................................        35,770,235             6.0%
82 Devonshire Street
Boston, Massachusetts 02109

------------------------------
(1) Washington Mutual has obtained information concerning the Common Stock beneficially owned by FMR Corp. as of December 31, 1998 from a Schedule 13G dated February 1, 1999. Members of the Edward C. Johnson 3d family and trusts for their benefit, through ownership of voting common stock of FMR Corp. and the execution of shareholders' voting agreements, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The Schedule 13G indicates that the 35,770,235 shares of Common Stock beneficially owned by FMR Corp. include: 28,100,743 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a registered investment advisor and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various registered investment companies ("Fidelity Funds"); 5,653,584 shares beneficially owned by Fidelity Management Trust Company, a bank and a wholly-owned subsidiary of FMR Corp. ("Fidelity Trust") as a result of its serving as investment manager of institutional accounts (the "Institutional Accounts"); and 2,015,908 shares owned by Fidelity International Limited ("Fidelity International"), a corporation operated independently of FMR Corp. According to the Schedule 13G, Mr. Johnson, FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole dispositive power over the Fidelity Funds' shares, but the sole power to vote these shares resides with the Fidelity Funds' Boards of Trustees. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over the 5,653,584 shares beneficially owned by Fidelity Trust and sole power to vote 4,365,326 of those shares, but no power to vote 1,288,258 shares owned by the Institutional Accounts. Mr. Johnson is the Chairman of FMR Corp. and Fidelity International and, through a partnership controlled by Mr. Johnson and members of his family, owns shares of the voting stock of Fidelity International with the right to cast 39.9% of the total votes that may be cast. According to the Schedule 13G, FMR Corp. and Fidelity International may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but each disclaims that any such "group" exists.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table and accompanying footnotes provide a summary of the beneficial ownership of the Common Stock as of March 5, 1999 by (i) directors,
(ii) the Company's Chief Executive Officer, (iii) the other executive officers named in the executive compensation table set forth herein and (iv) the directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers. Each of the named directors and officers has sole voting and investment power with respect to the shares shown, except as noted below.

                                                          COMMON STOCK
                                             ---------------------------------------
                   NAME                      NUMBER OF SHARES(1)    PERCENT OF CLASS
                   ----                      -------------------    ----------------
Douglas P. Beighle.........................          26,528(2)              *
David Bonderman............................       3,014,080(3)              *
J. Taylor Crandall.........................       9,218,477(4)            1.6%
Craig S. Davis.............................          85,766(5)              *
Roger H. Eigsti............................          22,249(6)              *
John W. Ellis..............................          50,135(7)              *
Anne V. Farrell............................          10,749(8)              *
Stephen E. Frank...........................          22,824(9)              *
William P. Gerberding......................          15,000(10)             *
Enrique Hernandez, Jr......................          20,799(11)             *
Kerry K. Killinger.........................       1,970,034(12)             *
Phillip D. Matthews........................          11,006(13)             *
Samuel B. McKinney.........................          12,624(14)             *
Michael K. Murphy..........................          19,299(15)             *
Deanna W. Oppenheimer......................         206,469(16)             *
William G. Reed, Jr........................          45,811(17)             *
Elizabeth A. Sanders.......................          16,863(18)             *
William D. Schulte.........................          31,143(19)             *
James H. Stever............................          20,949(20)             *
Craig E. Tall..............................         467,851(21)             *
S. Liane Wilson............................         375,997(22)             *
Willis B. Wood, Jr.........................          30,924(23)             *
All directors and executive officers as a
  group (28 persons).......................      16,659,406(24)           2.8%

------------------------------
  * Less than 1%.

 (1) All fractional shares have been rounded up to the next highest share. All options included are exercisable within 60 days after March 5, 1999, and all restricted stock included is held in the Restricted Stock Plan and is subject to divestiture.

 (2) Includes 9,000 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan.

 (3) Includes 4,500 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan. Also includes 383,275 shares held in escrow for the benefit of Keystone Holdings Partners, L.P. ("KH Partners") and its transferees pursuant to the merger agreement dated July 21, 1996, as amended November 1, 1996, by and among Washington Mutual, KH Partners, Keystone Holdings, Inc.

     ("Keystone Holdings") and certain of its subsidiaries (the "Merger Agreement"). Pursuant to the Merger Agreement, 7,788,000 shares of Common Stock (the "Litigation Escrow Shares") were placed in escrow and held for the benefit of KH Partners and its transferees pending the outcome of certain litigation between Keystone Holdings and the United States of America. Pursuant to the escrow, KH Partners and its transferees have the sole right to vote the Litigation Escrow Shares while they are in escrow. KH Partners has distributed such voting rights to its partners in accordance with their sharing percentages, and Mr. Bonderman, as a limited partner of KH Partners, may therefore be deemed to be the beneficial owner of the Litigation Escrow Shares as to which voting rights have been distributed to him. Also includes 167,089 shares beneficially owned by Bondo FTW, Inc., of which Mr. Bonderman is the President and sole stockholder. Also includes 547,215 shares beneficially owned by KH Group Management, Inc. ("KH Group"). Of these shares, 91,428 shares are Litigation Escrow Shares held for the benefit of KH Partners and its transferees, as to which voting rights have been distributed to KH Group in accordance with its sharing percentage as a limited partner of KH Partners. Mr. Bonderman is the president and sole stockholder of KH Group.

 (4) Includes 4,500 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan. Also includes 21,183 shares held by Acadia MGP, Inc ("Acadia MGP") and 1,558,336 Litigation Escrow Shares held for the benefit of KH Partners and its transferees, as to which voting rights have been distributed to Acadia Partners, L.P. ("Acadia") in accordance with its sharing percentage as a limited partner of KH Partners. Mr. Crandall is the president and sole stockholder of Acadia MGP, which is the managing general partner of Acadia FW Partners, L.P., which in turn is the sole general partner of Acadia. Mr. Crandall disclaims beneficial ownership of any shares owned by Acadia in excess of the greater of Mr. Crandall's direct and indirect interest in the profits or capital account of Acadia. Also includes 7,448,209 shares beneficially owned by WAMU Partners, of which Mr. Crandall is the general partner. Also includes 186,000 shares, of which 83,142 shares are Litigation Escrow Shares held for the benefit of KH Partners and its transferees, as to which voting rights have been distributed to Mr. Crandall in accordance with his sharing percentage as a limited partner of KH Partners.

 (5) Includes 42,500 shares issuable pursuant to stock options, 28,935 shares held pursuant to the Restricted Stock Plan, 10,000 shares held in the Davis Family Trust and 2,919 shares held in the RSIP.

 (6) Includes 9,000 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan.

 (7) Includes 9,000 shares issuable pursuant to stock options, 249 shares held pursuant to the Restricted Stock Plan and 2,250 shares held in trust for the benefit of Mr. Ellis' grandchildren.

 (8) Includes 7,500 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan.

 (9) Includes 19,875 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan.

(10) Includes 9,000 shares issuable pursuant to stock options, 249 shares held pursuant to the Restricted Stock Plan and 2,632 shares held jointly with Mr. Gerberding's spouse.

(11) Includes 19,875 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan.

(12) Includes 944,372 shares issuable pursuant to stock options, 125,301 shares held pursuant to the Restricted Stock Plan and 1,615 shares held in the RSIP.

(13) Includes 7,943 shares issuable pursuant to stock options and 63 shares held pursuant to the Restricted Stock Plan.

(14) Includes 4,500 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan.

(15) Includes 9,000 shares issuable pursuant to stock options, 249 shares held pursuant to the Restricted Stock Plan and 2,250 shares held jointly with Mr. Murphy's spouse.

(16) Includes 109,497 shares issuable pursuant to stock options, 32,753 shares held pursuant to the Restricted Stock Plan and 4,686 shares held in the RSIP.

(17) All shares are held jointly with Mr. Reed's spouse. Includes 9,000 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan.

(18) Includes 5,040 shares issuable pursuant to stock options, 63 shares held pursuant to the Restricted Stock Plan and 1,680 shares held jointly with Ms. Sanders' spouse.

(19) Includes 26,880 shares issuable pursuant to stock options and 63 shares held pursuant to the Restricted Stock Plan.

(20) Includes 9,000 shares issuable pursuant to stock options, 249 shares held pursuant to the Restricted Stock Plan, 1,200 shares held in the Stever Family Foundation, for which Mr. Stever is the President, and 7,500 shares that are held jointly with Mr. Stever's spouse.

(21) Includes 179,874 shares issuable pursuant to stock options, 34,943 shares held pursuant to the Restricted Stock Plan, 7,000 shares held in a family partnership and 48,342 shares held in the RSIP.

(22) Includes 169,374 shares issuable pursuant to stock options, 34,545 shares held pursuant to the Restricted Stock Plan and 559 shares held in the RSIP.

(23) Includes 30,000 shares issuable pursuant to stock options and 249 shares held pursuant to the Restricted Stock Plan.

(24) Includes 1,921,601 shares issuable pursuant to stock options, 367,954 shares held pursuant to the Restricted Stock Plan and 85,911 shares held in the RSIP.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     The Board of Directors of Washington Mutual previously consisted of 15 directors, divided into three classes. Effective October 1, 1998, the Board of Directors was increased to 18 and Phillip D. Matthews, Elizabeth A. Sanders and William D. Schulte were appointed to fill the three vacancies. Under Washington law, each of these three appointees serves as a director only until the Annual Meeting. Each director has been nominated for election to a different class to cause the three classes of directors to be approximately equal in number following the Annual Meeting. Otherwise, the members of each class ordinarily serve three-year terms, with one class elected annually. The Board of Directors has nominated each of the following persons for election as a director to serve a one-, two- or three-year term expiring at the Company's Annual Meeting of Shareholders in the year indicated above such person's name:

                                TERM ENDING 2000

                              Elizabeth A. Sanders

                                TERM ENDING 2001

                               William D. Schulte

                                TERM ENDING 2002

                                David Bonderman
                                Roger H. Eigsti
                              Phillip D. Matthews
                              William G. Reed, Jr.
                                James H. Stever

     Each of the nominees has indicated that he or she is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Planning and Nominating Committee of the Board of Directors. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of the seven nominees listed above.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                            VOTE "FOR" THE NOMINEES.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting. Dr. Samuel B. McKinney, a current director who is Pastor Emeritus of Mount Zion Baptist Church in Seattle, Washington, will retire at the Annual Meeting. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

                                                     COMPANY         EXPIRATION OF
                 NAME                      AGE    DIRECTOR SINCE    TERM AS DIRECTOR
                 ----                      ---    --------------    ----------------
Douglas P. Beighle.....................    66          1989               2000
David Bonderman........................    56          1997               1999
J. Taylor Crandall.....................    45          1997               2000
Roger H. Eigsti........................    56          1992               1999
John W. Ellis..........................    70          1970               2001
Anne V. Farrell........................    63          1994               2001
Stephen E. Frank.......................    57          1997               2001
William P. Gerberding..................    69          1979               2001
Enrique Hernandez, Jr..................    43          1997               2001
Kerry K. Killinger.....................    49          1988               2000
Phillip D. Matthews....................    60          1998               1999
Michael K. Murphy......................    62          1985               2000
William G. Reed, Jr....................    60          1970               1999
Elizabeth A. Sanders...................    53          1998               1999
William D. Schulte.....................    66          1998               1999
James H. Stever........................    55          1991               1999
Willis B. Wood, Jr.....................    64          1997               2000

     Mr. Beighle has been a consultant to The Boeing Company since 1997. From 1981 through 1997, he held various positions at Boeing, including Senior Vice President of The Boeing Company from 1986 to 1997. Mr. Beighle serves as a director of Puget Sound Energy, Inc.; Active Voice Corporation and Simpson Investment Company.

     Mr. Bonderman is the Managing Director of Texas Pacific Group, an investment entity. From 1983 until 1992, Mr. Bonderman was Chief Operating Officer of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a company owned by Robert M. Bass and principally engaged in investment activities. KH Group Management, Inc., a corporation of which Mr. Bonderman is the sole director and President, is the managing general partner of Keystone Holdings Partners, L.P. He is a director of Bell & Howell Company, Inc.; Beringer Wine Estates Holdings, Inc.; Continental Airlines, Inc.; Denbury Resources, Inc.; Oxford Health Plans, Inc.; Ryanair Ltd. and Realty Information Group, Inc.

     Mr. Crandall has been Chief Operating Officer and Vice President of Keystone, Inc. since August 1998, and President of Acadia MGP, Inc., which is the managing general partner of Acadia FW Partners, L.P., which is the sole general partner of Acadia Partners, L.P., an investment partnership, since 1992. In addition, Mr. Crandall was a Vice President and director of National Re Holdings Corp. from 1989 until 1997 and served as Treasurer of that company until 1990. Mr. Crandall is a director of Bell & Howell Company, Inc.; Physician Reliance Network, Inc.; Specialty Foods, Inc. and Sunterra Corporation.

     Mr. Eigsti has served as the Chairman of SAFECO Corporation since May 1993 and Chief Executive Officer since January 1992. He served as its President from May 1989 until August 1996, Chief Operating Officer from May 1989 until January 1992, and Executive Vice President and Chief Financial Officer from February 1985 until May 1989. Mr. Eigsti has been a director of SAFECO Corporation since May 1988.

     Mr. Ellis has been the Chairman and Chief Executive Officer of The Baseball Club of Seattle, Inc. since 1992. Previously, Mr. Ellis served at Puget Sound Energy, Inc. as Chairman from 1988 until 1993 and as

Chief Executive Officer from 1970 until 1993. Mr. Ellis is a director of Associated Electric & Gas Insurance Service Ltd., Puget Sound Energy, SAFECO Corporation and UTILX Corporation.

     Mrs. Farrell has served as the President and Chief Executive Officer of The Seattle Foundation, a charitable and educational corporate foundation, since 1984. Mrs. Farrell is a director of Blue Cross of Washington and Alaska and PREMERA. Mrs. Farrell also serves as a trustee of the registered investment companies that comprise the WM Group of Funds. The investment adviser to the funds is an indirect wholly-owned subsidiary of Washington Mutual.

     Mr. Frank has served as President and Chief Operating Officer of Southern California Edison, the largest subsidiary of Edison International, since June 1995. He also serves as a director for both Southern California Edison and Edison International. Mr. Frank was the President, Chief Operating Officer and a director of Florida Power and Light Company from August 1990 until June 1995. From 1988 until 1990 he was Executive Vice President and Chief Financial Officer of TRW, Inc. Mr. Frank is also a director of the Electric Power Research Institute and UNOVA, Inc. and served as a director of Great Western Financial Corporation ("GWFC") until its merger with a subsidiary of the Company in July 1997 (the "Great Western Merger").

     Mr. Gerberding serves as a director of SAFECO Corporation and is a member of the Board of Directors of the Seattle Opera. Mr. Gerberding served as President of the University of Washington from 1979 through 1995.

     Mr. Hernandez has been the Chairman, Chief Executive Officer and President of Inter-Con Security Systems since 1984. He is also a co-founder and has been principal partner since 1988 of Interspan Communications, a television broadcast company serving Spanish-speaking audiences. Prior to becoming the President of Inter-Con, he served as Vice President and Assistant General Counsel from 1984 to 1985 and as Executive Vice President from 1985 to 1986 of Inter-Con. Mr. Hernandez serves as a director of McDonald's Corporation and Nordstrom, Inc. and served as a director of GWFC until the Great Western Merger in July 1997.

     Mr. Killinger has been Chairman, President and Chief Executive Officer of Washington Mutual, Inc. since its organization in August 1994 for the purpose of serving as the holding company of Washington Mutual Savings Bank ("WMSB"). Mr. Killinger became President and a director of WMSB in 1988, its Chief Executive Officer in 1990 and Chairman of its Board of Directors in 1991. Mr. Killinger has served as a director of the Federal Home Loan Bank of Seattle since 1995 and a director of Simpson Investment Company since 1997.

     Mr. Matthews is the Chairman of the Executive Committee of Wolverine World Wide, Inc. ("Wolverine") and served as its Chairman from 1993 through 1996. He was Chairman and Chief Executive Officer of The Reliable Company from 1992 to 1997. Mr. Matthews serves as a director of Sizzler International, Inc. and Wolverine, and served as a director of H.F. Ahmanson & Company ("Ahmanson") until its merger with the Company in October 1998 (the "Ahmanson Merger").

     Mr. Murphy has been President and Chief Executive Officer of CPM Development Corporation, the parent company of Central Pre-Mix Concrete Company and Inland Asphalt Company, since 1978 and previously served as its Chairman. Mr. Murphy also serves as a trustee of the registered investment companies that comprise the WM Group of Funds. The investment adviser to the funds is an indirect wholly-owned subsidiary of Washington Mutual.

     Mr. Reed is a director of Simpson Investment Company, the holding company for Simpson Paper Company and Simpson Timber Company, and was Chairman from 1971 to 1996. Mr. Reed also serves as a director of Microsoft Corporation; PACCAR, Inc.; SAFECO Corporation and The Seattle Times.

     Ms. Sanders is the founder and Principal since 1990 of The Sanders Partnership, an executive management and leadership consulting firm. She served as a Vice President and General Manager of Nordstrom, Inc. from 1978 to 1990. She is also a director of Advantica Restaurant Group; Inc.; Wal-Mart Stores, Inc.; Wellpoint Health Networks Inc. and Wolverine. Ms. Sanders served as a director of Ahmanson until the Ahmanson Merger in October 1998.

     Mr. Schulte served in various positions at KPMG from 1961-1990, including Vice Chairman and director until 1990. Mr. Schulte is a director of Parsons Corporation and Vastar Resources, Inc. and served as a director of Ahmanson until the Ahmanson Merger in October 1998.

     Mr. Stever retired as the Executive Vice President--Public Policy of US West, Inc. on December 31, 1996, which position he had held since January 1996. He was the Executive Vice President--Public Policy and Human Resources of US West, Inc. from November 1994 to January 1996 and was the Executive Vice President--Public Policy of U.S. West Inc. and US West Communications, Inc. from 1993 until 1994. He was President--Public Policy of US WEST Communications, Inc. from 1990 until 1993 and President--Business Division from 1988 until 1990.

     Mr. Wood retired as the Chairman, Chief Executive Officer and a director of Pacific Enterprises, the holding company of Southern California Gas Company in 1998. Mr. Wood served in various positions, including as an executive officer of Pacific Enterprises' subsidiaries since 1960. Mr. Wood is a director of the Automobile Club of Southern California and served as a director of GWFC until the Great Western Merger in July 1997.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of Washington Mutual has an Audit Committee, a Compensation and Stock Option Committee (the "Compensation Committee"), a Loan and Investment Committee, a Corporate Development Committee, a Corporate Relations Committee and a Planning and Nominating Committee.

     The Audit Committee's function is to meet with management, the internal auditors and the independent auditors to review and evaluate the Company's audited financial statements, internal accounting controls and regulatory examinations and to monitor the Company's compliance with laws, regulations and corporate policy. The Committee currently consists of Messrs. Beighle (Chairman), Eigsti, Frank, Hernandez, Reed and Schulte.

     The Compensation Committee reviews and approves compensation policies for all employees; develops, approves and administers the salaries, bonuses and equity compensation of all executive and senior officers of Washington Mutual and its subsidiaries; reviews compensation programs and practices for the Chief Executive Officer; and has supervisory control over the administration of Washington Mutual's compensation, stock option and other equity incentive plans, its pension and retirement plans and its other benefit plans and programs. The Committee currently consists of Messrs. Ellis (Chairman), Beighle, Murphy, Stever and Wood.

     The Loan and Investment Committee has supervisory control over all investments in, and dispositions of, securities and loans, all purchases of real estate and dispositions of property of Washington Mutual. The Committee currently consists of Messrs. Murphy (Chairman), Beighle, Bonderman, Crandall, Eigsti, Frank, Reed, Stever and Wood and Dr. McKinney.

     The Corporate Development Committee was formed in December 1997 to review on a case-by-case basis with Washington Mutual's management all potential acquisitions presented to it. The Committee currently consists of Messrs. Killinger (Chairman), Beighle, Bonderman, Ellis and Wood.

     The Corporate Relations Committee was formed in December 1997 to monitor the Company's charitable giving and community service activities, including implementation of its ten-year $120 billion commitment to community reinvestment. The Committee currently consists of Mrs. Farrell (Chairman) and Messrs. Eigsti, Frank and Gerberding and Ms. Sanders and Dr. McKinney. Chairman of the Corporate Relations Committee, Mrs. Farrell retains responsibility for the duties she performed as Director Liaison to the Washington Mutual Foundation.

     The Planning and Nominating Committee monitors Washington Mutual's operating and financial condition, reviews and approves Washington Mutual's strategic and operational plans and programs and assists the Board of Directors in policymaking functions. The Committee also recommends persons to fill vacancies on the Board of Directors and reviews the structure and operation of the Board of Directors. Pursuant to the

Company's Bylaws, the Committee considers shareholder-recommended nominees for the Board of Directors, provided that such shareholder nominations must be submitted to the Company's Secretary not less than 90 days in advance of the mailing of the Proxy Statement as based on the prior year's mailing date. The Committee currently consists of Messrs. Reed (Chairman), Crandall, Ellis, Gerberding, Hernandez and Matthews and Mrs. Farrell.

     During 1998, the Company's Board of Directors met nine times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of all meetings held by committees on which he or she served.

COMPENSATION OF DIRECTORS

     Non-employee directors are compensated for their services on the Board of Directors and any committees on which they serve. Effective January 1, 1998, each non-employee director is paid an annual retainer fee of $31,000, $10,000 of which is distributed in restricted stock on a quarterly basis. Such restricted stock vests on the March 31st of the year in which a director reaches age 72 and the restricted stock earns quarterly dividends which are reinvested. Each director also receives $600 for attendance at purely telephonic board meetings and $1,200 for attendance in person or by telephone at other board meetings. In addition, directors who serve on committees receive $500 for attendance at purely telephonic committee meetings and $1,000 for attendance in person or by telephone at other committee meetings, plus travel and accommodation expenses, except that Corporate Development Committee members receive an annual fee of $5,000 in lieu of any fees for committee meeting attendance. The Chairman of the Audit Committee receives an additional annual fee of $6,000; the Chairman of the Compensation Committee receives an additional annual fee of $4,000; the Chairman of the Loan and Investment Committee receives an additional annual fee of $3,000; the Chairman of the Corporate Relations Committee receives an additional annual fee of $3,000; and the Chairman of the Planning and Nominating Committee receives an additional annual fee of $2,000. Mr. Killinger receives no compensation as a director.

     In 1998 each non-employee director was given an automatic grant of options to purchase 3,000 shares of Common Stock at an exercise price of $44.9167, the fair market value of the underlying Common Stock on the date of grant. All such options vest on the first anniversary of the grant.

     In connection with the Ahmanson Merger, all outstanding options to acquire Ahmanson common stock became immediately exercisable and converted into options to acquire Common Stock of the Company in amounts and at exercise prices based upon the same rate at which Ahmanson common stock was exchanged for Common Stock of the Company in the Ahmanson Merger. As a result, Messrs. Matthews and Schulte and Ms. Sanders received vested options to acquire 7,943 shares, 26,880 shares, and 5,040 shares, respectively, of Company Common Stock at prices ranging from $9.7098 to $39.2485 per share.

     Messrs. Frank, Hernandez and Wood have residential loans outstanding with Washington Mutual or one of its subsidiaries. All such loans were made prior to the Great Western Merger by Great Western Bank ("GWB") pursuant to the Great Western Home Loan Program (the "GW Home Loan Program") described in this Proxy Statement under "Indebtedness of Management." Interest on those loans is generally at monthly adjustable rates equal to the cost of funds of Washington Mutual Bank, FA ("WMBFA"), a wholly owned subsidiary of Washington Mutual, plus
 .25%. This rate was approximately 2.2% below that on similar loans made to the public in 1998. The economic benefit of preferential loans under the GW Home Loan Program to Messrs. Frank, Hernandez and Wood in 1998 was, respectively, $19,868, $43,243 and $20,464.

     Messrs. Frank, Hernandez and Wood are entitled to certain retirement benefits under an unfunded directors' retirement plan for which Washington Mutual has assumed responsibility as successor to GWFC. Upon termination of service on GWFC's Board of Directors, each eligible director became entitled under the plan to an annual retirement benefit equal to the sum of the annual retainer paid to members of the Board plus twelve times the monthly meeting fee, both as in effect at the time of the director's termination. Benefits are payable for a period equal to the number of years that the eligible director served as a director and will be provided to the surviving spouse or other designated beneficiary following an eligible director's death. Washington Mutual has purchased company owned cost-recovery life insurance on the lives of the participants in the plan. Messrs. Frank and Hernandez are entitled to receive quarterly payments of $11,650 under the plan until October 2008 and Mr. Wood is entitled to receive such payments until October 2011. Accordingly, in 1998 each of the three directors received payments aggregating $46,600 under the plan.

     Messrs. Matthews and Schulte and Ms. Sanders are entitled to certain retirement benefits under an unfunded directors' retirement plan for which Washington Mutual has assumed responsibility as successor to Ahmanson. Upon termination of service on Ahmanson's Board of Directors, each eligible director became entitled under the plan to an annual retirement benefit equal to the director's pay during the twelve month period immediately preceding retirement from the Board. Benefits are payable for a period equal to the number of years that the eligible director served as an Ahmanson director and will be provided to the surviving spouse or other designated beneficiary following an eligible director's death. Washington Mutual has purchased company owned cost-recovery life insurance on the lives of the participants in the plan. Messrs. Matthews and Schulte and Ms. Sanders are entitled to receive monthly payments of $2,000 under the plan beginning April 1, 1999. Messrs. Matthews and Schulte and Ms. Sanders are entitled to receive this benefit through May 2002, November 2007 and September 2006, respectively.

     Messrs. Frank, Hernandez and Wood have vested balances in an unfunded deferred compensation plan for certain former directors of GWFC for which Washington Mutual has assumed responsibility as successor to GWFC. No additional compensation may be deferred under this plan. Washington Mutual has purchased company owned cost-recovery life insurance on the lives of the participants. Interest accrues on fund balances under the plan at enhanced rates. Those interest amounts exceeded 120% of the applicable federal long-term rate compounded annually by $3,172, $3,190 and $3,595, respectively, for Messrs. Frank, Hernandez and Wood.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table and related notes set forth all compensation received from the Company for the three fiscal years ended December 31, 1998 by the Company's Chief Executive Officer and the four most highly paid executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of 1998 (collectively, the "Named Executive Officers").

                                          ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                    -------------------------------   --------------------------
                                                            OTHER                   SECURITIES        ALL
                                                           ANNUAL     RESTRICTED    UNDERLYING       OTHER
                                                           COMPEN-      STOCK         OPTIONS       COMPEN-
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS      SATION      AWARD(1)    GRANTED(#)(2)   SATION(3)
---------------------------  ----   --------   --------   ---------   ----------   -------------   ---------
Kerry K. Killinger.........  1998   $900,000   $738,000   $       0    $      0       220,500      $214,247
  Chairman, President and    1997    833,336    575,684           0           0       202,500       145,560
  Chief Executive Officer    1996    560,575    372,900           0     120,000       150,000       123,066
Craig E. Tall..............  1998    400,000    246,000           0           0        67,500        62,923
  Executive Vice President   1997    333,874    197,473           0           0        60,000        48,452
                             1996    260,004    130,000           0      35,000        42,000        49,625
Craig S. Davis.............  1998    390,000    246,000           0           0        67,500        34,895(4)
  Executive Vice President   1997    330,000    160,656      19,222(5)         0       30,000        14,131(4)
Deanna W. Oppenheimer......  1998    390,000    246,000           0           0        67,500        52,357
  Executive Vice President   1997    314,624    174,713           0           0        45,000        37,123
                             1996    215,004     96,100           0      30,000        33,000        27,879
S. Liane Wilson............  1998    390,000    246,000           0           0        67,500        70,695
  Executive Vice President   1997    316,672    197,473           0           0        60,000        46,154
                             1996    240,004    130,000           0      35,000        42,000        46,625

------------------------------
(1) The stock awards reflected in this column were granted pursuant to the Restricted Stock Plan. Pursuant to applicable securities regulations, the dollar value of each restricted stock award set forth in the table is based on the fair market value of the Common Stock on the date of grant. The restricted stock awards set forth in this column were granted to Messrs. Killinger and Tall and Ms. Oppenheimer and Ms. Wilson on January 16, 1996 in the amounts of 6,486 shares, 1,891 shares, 1,621 shares and 1,891 shares, respectively. The restrictions on all such shares of restricted stock lapse at a rate of 20% per year from the date of grant. Dividends will be paid on the restricted stock during the restricted period. The value of restricted stock set forth in this column includes only stock on which the lapsing of restrictions is based upon other than performance-based criteria. This column does not include performance-based restricted stock awards that were made to the Named Executive Officers in 1996 and 1997 and reflected in the long-term incentive plan awards tables in the 1997 and 1998 proxy statements.

    The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers, including restricted stock awards reported as long-term incentive plan awards and shares acquired through the reinvestment of dividends paid on the restricted stock initially awarded and excluding shares with respect to which restrictions have lapsed, based on the value of the Common Stock as of the close of trading on December 31, 1998, is set forth in the table below. All fractional shares have been rounded up to the next highest share.

                                                   NUMBER           VALUE AT
                     NAME                         OF SHARES     DECEMBER 31, 1998
                     ----                        -----------    -----------------
Kerry K. Killinger.............................    125,301         $4,808,387
Craig E. Tall..................................     34,943          1,340,899
Craig S. Davis.................................     28,935          1,110,342
Deanna W. Oppenheimer..........................     32,753          1,256,858
S. Liane Wilson................................     34,545          1,325,626

(2) The options shown in this column as 1998 compensation were granted on December 16, 1997.

(3) The amounts shown in this column include the following:

   (a) Profit sharing and Company matching contributions under the Company's RSIP during fiscal 1998 of $9,600 for each of Messrs. Killinger, Tall and Davis and Ms. Oppenheimer and Ms. Wilson.

   (b) Allocations under the Company's Supplemental Employee Retirement Plan (the "SERP") during fiscal 1998 of $93,674, $31,148, $21,779, $28,815 and
       $30,435 to the accounts of Messrs. Killinger, Tall and Davis and Ms. Oppenheimer and Ms. Wilson, respectively. The SERP is a nonqualified, non-contributory plan of deferred compensation to provide benefits that exceed certain limits imposed by federal tax laws on benefit accruals under the Company's Cash Balance Pension Plan (the "Pension Plan") and the RSIP.

   (c) Allocations under the Supplemental Executive Retirement Accumulation Plan (the "SERAP") during fiscal 1998 of $110,973, $22,175, $13,942 and
       $30,660 to the accounts of Messrs. Killinger and Tall and Ms. Oppenheimer and Ms. Wilson, respectively. The purpose of this plan is to provide retirement benefits for certain executive employees of the Company and its affiliates. The level of benefits under the SERAP is determined by the Company's Compensation Committee.

(4) Includes, in addition to amounts set forth in note 2 to this Summary Compensation Table, $3,516 and $1,516, in 1997 and 1998, respectively, of interest paid in excess of 120% of the applicable federal long-term rate compounded annually on the balance of funds in an unfunded deferred compensation plan for certain former employees of American Savings Bank, F.A. ("ASB"). ASB became a subsidiary of the Company upon the merger of Keystone Holdings with and into Washington Mutual on December 20, 1996 pursuant to the Keystone Merger Agreement and is now WMBFA. No additional compensation may be deferred under this plan.

(5) Includes reimbursement of relocation expenses of $14,147 paid pursuant to Washington Mutual's relocation plan for which key managerial personnel generally are eligible and full tax gross-up of $5,075 on such expenses.

GRANTS OF STOCK OPTIONS IN 1998

     The following table sets forth information on stock option grants during fiscal 1998 to the Named Executive Officers. The options set forth in the table below were granted on December 15, 1998 as a part of recipient's 1999 compensation.

                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                       ASSUMED ANNUAL RATES OF
                                                                                     STOCK PRICE APPRECIATION FOR
                              NUMBER OF     PERCENT OF                                         TEN YEAR
                              SECURITIES   TOTAL OPTIONS                                    OPTION TERM(2)
                              UNDERLYING    GRANTED TO     EXERCISE                 ------------------------------
                               OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION        5%              10%
            NAME              GRANTED(1)    FISCAL YEAR    ($/SHARE)      DATE           ($)             ($)
            ----              ----------   -------------   ---------   ----------   -------------   --------------
Kerry K. Killinger..........   390,000(3)      14.4%        $32.875     12/15/08     $8,063,211      $20,433,777
Craig E. Tall...............   110,000          4.1          32.875     12/15/08      2,274,239        5,763,373
Craig S. Davis..............   110,000          4.1          32.875     12/15/08      2,274,239        5,763,373
Deanna W. Oppenheimer.......   110,000          4.1          32.875     12/15/08      2,274,239        5,763,373
S. Liane Wilson.............   110,000          4.1          32.875     12/15/08      2,274,239        5,763,373

------------------------------
(1) Each of the options reflected in this table was granted to the respective Named Executive Officer pursuant to the Washington Mutual 1994 Stock Option Plan ("1994 Stock Option Plan"). The exercise price of each option is equal to the fair market value of Common Stock on the date of grant. The options have a 10-year term and vest over three years.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the SEC and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

(3) Fifteen thousand of the options granted to Mr. Killinger in 1998 are contingent upon future shareholder approval of an increase in the number of options that may be granted under the 1994 Stock Option Plan to any participant in any calendar year.

AGGREGATE OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     The following table sets forth information on the exercise of stock options during fiscal 1998 by each of the Named Executive Officers and the value of unexercised options at December 31, 1998.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             SHARES                           OPTIONS AT               IN-THE-MONEY OPTIONS
                           ACQUIRED ON     VALUE          FISCAL YEAR END(#)         AT FISCAL YEAR END($)(2)
                            EXERCISE      REALIZED    ---------------------------   ---------------------------
          NAME                 (#)         ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   ----------   -----------   -------------   -----------   -------------
Kerry K. Killinger.......    100,000     $3,046,590     944,372        604,500      $21,089,383    $2,817,185
Craig E. Tall............     62,623      1,449,473     179,874        175,000        3,190,446       804,166
Craig S. Davis...........          0              0      42,500        165,000          804,166       694,888
Deanna W. Oppenheimer....     13,500        245,673     109,497        175,000        1,537,175       754,375
S. Liane Wilson..........     51,373      1,561,409     169,374        170,000        2,933,949       804,166

------------------------------
(1) The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price.

(2) Amounts are based on the fair market value of Washington Mutual Common Stock on the last trading day of the year, December 31, 1998, which was $38.375.

                          PENSION PLANS AND AGREEMENTS

CASH BALANCE PENSION PLAN

     Pursuant to the terms of the Cash Balance Pension Plan (the "Pension Plan"), participants annually receive benefit accruals based upon eligible compensation and interest credits on current and prior benefit accruals. Through December 31, 1994, the Pension Plan annually credited each participant with 3% of total eligible cash compensation. Beginning January 1, 1995, the crediting rate is based on years of service with Washington Mutual. For service up to four years, the benefit credit is 2.5%; for service from five to nine years, the benefit credit is 3%; for 10 or more years, the benefit credit is 4%. Eligible cash compensation includes base salary, incentive payments, bonuses and overtime. Effective October 1, 1995, the Pension Plan annually credits interest on all benefit accruals at the rate quoted for the yield on U.S. government securities adjusted to a constant maturity of 30 years at the beginning of each Pension Plan year. Effective October 1, 1998, the Pension Plan credits benefit accruals (based on years of service) each pay period. Interest credits are allocated daily to participant accounts. The interest credit rate for 1998 was 5.99%. Participants may elect to receive, at the time of termination, a lump sum distribution of their vested balances or an annuitized payment from the Pension Plan's Trust Fund. The Pension Plan complies with the Employee Retirement Income Security Act of 1974 (ERISA). In general, all employees become eligible to participate in the Pension Plan beginning with the quarter following completion of one year of service with Washington Mutual during which they work a minimum of 1,000 hours. An employee's balance in the Pension Plan becomes vested at a graduated rate after two years of service, with full vesting after five years of active service. There are no employee contributions to the Pension Plan.

     The following is an estimate of annual benefits payable upon retirement at normal retirement age to each of the Named Executive Officers under the Pension Plan. These projections are based on an interest crediting rate of 5.25% and are not subject to any deduction for Social Security or other offset amounts.

                                                              ESTIMATED ANNUAL
                         NAME                            BENEFITS AT 65 YEARS OF AGE
                         ----                            ---------------------------
Kerry K. Killinger.....................................            $48,214
Craig E. Tall..........................................             33,385
Craig S. Davis.........................................             18,263
Deanna W. Oppenheimer..................................             65,963
S. Liane Wilson........................................             24,259

EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL AGREEMENTS

     Washington Mutual has entered into a separate employment agreement with each of the Named Executive Officers for a term that continues until either the Board of Directors in its sole discretion or the Named Executive Officer in his or her sole discretion terminates the respective agreement in accordance with its terms.

     Under the employment agreements, the annual salary of the Named Executive Officer is determined by the Compensation Committee of the Board of Directors, which has set 1999 salaries at $1,000,000, $440,000, $430,000, $430,000 and
$410,000, respectively, for Messrs. Killinger, Tall and Davis, Ms. Oppenheimer and Ms. Wilson. Upon termination for any reason upon or within three years after a Change in Control, or upon resignation for Good Cause upon or within three years after a Change in Control (as Change in Control and Good Cause are defined in the individual employment agreements), the Named Executive Officer will be paid three times his or her total annual compensation including the greater of salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or salary and actual bonus for the prior calendar year (annualized if the Named Executive Officer was not employed by the Company for the entire calendar year), but excluding the value of grants of stock options or restricted stock. In addition, all of the Named Executive Officer's outstanding, unvested options will immediately vest and become exercisable, and, subject to prior approval of the Compensation Committee, restrictions on all or certain grants of the Named Executive Officer's restricted stock will immediately lapse. Pursuant to this provision of the employment agreements, the Compensation Committee has determined that, upon a Change in Control, the restrictions on the Named Executive Officers' 1996 and 1997 performance-based restricted stock grants will lapse, in whole or in part, based on Washington Mutual's achievement of certain targeted levels of cumulative ROCE through a specified date on or before the effective date of the Change in Control. Mr. Killinger's agreement provides that he also shall be entitled to such cash payments and equity acceleration (the "Severance Payment") if he is terminated other than for Cause (as defined in Mr. Killinger's agreement), whether or not a Change in Control has occurred.

     Under the terms of the agreements, if the Severance Payment constitutes a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the agreement provides for payment of an additional amount (the "Gross-Up Payment") to the Named Executive Officer within a specified period of time. The Gross-Up Payment would be equal to the amount necessary to cause the net amount retained by the Named Executive Officer, after subtracting the parachute excise tax imposed by Section 4999 of the Code (the "Excise Tax") and any federal, state and local income taxes, FICA tax and Excise Tax on the Gross-Up Payment, to be equal to the net amount the Named Executive Officer would have retained had no Excise Tax been imposed and no Gross-Up Payments been paid.

     Pursuant to his 1982 employment agreement, Mr. Killinger entered into a deferred bonus arrangement with Washington Mutual pursuant to which certain deferred bonus amounts and accrued interest thereon are payable to Mr. Killinger upon death, resignation or retirement. As of December 31, 1998, the accrued benefits under such arrangement totaled $151,172.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

     In 1998 the Company paid $143,800 to Columbia Resource Group ("CRG") an event management and planning group, and Bell Harbor International Conference Center, which is managed by CRG Hospitality, a property management company. Mr. John Oppenheimer, the husband of Ms. Deanna Oppenheimer, Executive Vice President, is the owner of both CRG and CRG Hospitality.

INDEBTEDNESS OF MANAGEMENT

     Except as set forth in the table below, no executive officer or director of the Company was indebted to the Company or its subsidiaries at any time since the beginning of 1998 in an amount in excess of $60,000. In each case Washington Mutual or one of its subsidiaries is the lender for a residential loan secured by a deed of trust or mortgage on the respective residence of the executive officer or director.

                                                LARGEST
                                                AMOUNT                          INDEBTEDNESS     CURRENT
                                            OF INDEBTEDNESS     NATURE OF      OUTSTANDING AT    INTEREST
            NAME AND POSITION                 DURING 1998      INDEBTEDNESS    MARCH 5, 1999     RATE(%)
            -----------------               ---------------    ------------    --------------    --------
Stephen E. Frank                              $1,039,207       Residential(1)    $1,021,658       5.0930
  Director                                     1,150,535       Residential(2)       940,335       7.6900

Enrique Hernandez, Jr.                           891,327       Residential(1)       847,654       4.8441
  Director                                     1,343,679       Residential(1)     1,368,573       4.8441

Willis B. Wood, Jr.                              688,507       Residential(1)       672,912       4.8441
  Director                                       383,531       Residential(1)       376,862       4.8441

Fay L. Chapman                                   142,324       Residential(3)       130,917       7.2500
  Executive Vice President and
  General Counsel

Richard M. Levy                                  303,200       Residential(2)       300,648       7.0000
  Senior Vice President and Controller

William A. Longbrake                             494,089       Residential(3)       270,532       6.9550
  Executive Vice President and
  Chief Financial Officer

------------------------------
(1) Interest on the loans is payable at monthly adjustable rates equal to WMBFA's cost of funds plus .25%. The rates were approximately 2.2% below similar loans to the public during 1998. The loans were made by GWB prior to the Great Western Merger, to Messrs. Frank, Hernandez and Wood as directors of GWFC pursuant to the GW Home Loan Program. Under the GW Home Loan Program, employees, officers and directors of GWFC and its affiliates could obtain loans in amounts up to 90% of the appraised value of their primary and secondary residences. Executive officers and directors that had loans outstanding under the GW Home Loan Program at the time of the Great Western Merger were entitled to continue their participation, because all participants were protected against adverse amendments to the terms of existing loans or suspensions of the GW Home Loan Program following a change in control. GWB stopped approving applications for the GW Home Loan Program prior to the Great Western Merger by agreement with Washington Mutual.

(2) This loan was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

(3) Ms. Chapman obtained this fixed rate loan from Washington Mutual Bank before becoming employed by the Company. Mr. Longbrake obtained this monthly adjustable rate loan from GWB before the Great Western Merger. Each loan was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The following Report of the Compensation Committee and the Performance Graphs included in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OVERVIEW

     As part of its duties, the Compensation Committee of the Board of Directors develops and administers Washington Mutual's executive and senior officer compensation programs and establishes and administers annual and long-term incentive compensation plans for executive and senior management, including awards of restricted stock and stock options. The Compensation Committee also makes recommendations to the Board of Directors with respect to the compensation philosophy, programs and practices for the Chief Executive Officer of Washington Mutual, including annual and long-term incentive compensation plans.

     The compensation program for Washington Mutual's executive and senior officers for 1998 consisted of a combination of base salary; cash bonus awards under the Company's Bonus and Incentive Plan for Executive Officers and Senior Management (the "Bonus Plan"); restricted stock awards under the Restricted Stock Plan; option grants under the Company's 1994 Stock Option Plan; awards under the Company's Supplemental Executive Retirement Accumulation Plan; participation in investment, retirement and other benefit programs generally available to employees; and certain additional perquisites that vary with the level of responsibility.

     The Compensation Committee is comprised of independent directors, none of whom is or has been an employee of Washington Mutual. The Compensation Committee utilizes an independent compensation consultant to assist it in its deliberations.

COMPENSATION POLICY

     In determining the compensation for a particular executive or senior officer, the Compensation Committee is guided by the following objectives:

     - Attracting and retaining highly qualified officers by maintaining competitive compensation packages for officers;

     - Motivating those officers to achieve and maintain superior performance levels;

     - Maintaining compensation packages that are equitable relative to efforts, skills and responsibility of the officer when compared to other positions in Washington Mutual; and

     - Making a significant portion of each officer's total compensation package at risk and dependent on Company performance and creation of long-term shareholder value.

     The Compensation Committee believes that total compensation for executive and senior officers should be sufficiently competitive with compensation paid by financial institutions of a similar size, with lines of business, geographic dispersion and market place position similar to Washington Mutual so that the Company can attract and retain qualified officers who will contribute to Washington Mutual's long-term success. The independent compensation consultant provides a market survey of such information for use by the Compensation Committee in its deliberations.

     During July and August 1997, the independent compensation consultant evaluated competitive market data to reflect the Company's merger with Great Western in July 1997 which more than doubled the asset size of the Company. Washington Mutual's expansion of its business due to the merger also broadened the scope and scale of the responsibilities of its executives. At its October 1997 meeting, the Compensation Committee approved executive and senior officer base salaries and target bonuses effective September 1, 1997 for the remainder of 1997 and for 1998. The market survey the Compensation Committee used in making its adjustments in October 1997 included forty-three of the companies in the Standard & Poor's ("S&P") Financial Index.

     Compensation payments in excess of $1 million to any of the executive or senior officers are subject to a limitation on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. Stock option grants under the 1994 Stock Option Plan, cash bonuses granted under the Bonus Plan and restricted stock awards made under
Section 6.6 of the Restricted Stock Plan are intended to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. The Compensation Committee nevertheless retains the discretion to provide non-deductible compensation to reward performance that increases the long-term value of the Company.

SALARY

     The Compensation Committee evaluates the individual performance of the executive officers based on performance reviews by the Chief Executive Officer. In evaluating an executive officer, the Compensation Committee qualitatively reviews the significance of the position that the officer held and the officer's experience and contribution, based on an assessment of the officer's management skills, judgment and support of corporate values and priorities. The Compensation Committee sets base salary levels for the executive officers and recommends to the Board of Directors a base salary level for the Chief Executive Officer, based primarily on the market data provided by the outside consultant and the performance of each executive officer for the previous year. The Compensation Committee determines the closest comparable position in the market data and then adjusts the recommended target based on specific job responsibilities within the Company and the individual performance review. The base salary component is intended to be at market median salaries.

CASH BONUS AWARD

     Each year, in its determination of bonuses for executive officers, the Compensation Committee first identifies a target bonus based on the market survey provided by its outside consultant. The target bonus is positioned at market median levels for each position.

     Executive officers are entitled to receive some percentage of the target bonus based on the Company's achievement of established business goals that are long-term determinants of shareholder value. For 1998, 60% of the target bonus depended on Washington Mutual achieving its goal for return on common equity ("ROCE") and 40% depended on achieving its goal for operating efficiency. No bonus would be paid if Washington Mutual did not achieve an established minimum ROCE. Executive officers could receive up to 150% of their target bonus if Washington Mutual exceeded its business targets, which is indicative of the creation of long-term shareholder value. In determining 1998 cash bonus awards the Compensation Committee computed the measuring criteria using the results of Washington Mutual for the first three quarters of 1998 and the combined Company following the Ahmanson Merger for the fourth quarter of the year, but excluding the after-tax impact of the costs of effecting the Ahmanson Merger. The resulting average ROCE was slightly above target and operating efficiency was approximately 5% better than target resulting in the payment of cash bonuses at a level of 102.5% of the targeted amount. For 1999, the Compensation Committee has adopted business goals for the Bonus Plan that base one-third of the target bonus on ROCE, one-third on operating efficiency, and one-third on net operating expense targets.

RESTRICTED STOCK

     The Compensation Committee made no grants of restricted stock to executive officers in 1998; however, in 1996 and 1997 performance-based restricted stock grants were made to executive and senior officers to provide a long-term incentive for creation of shareholder value and to encourage the recipient to remain at Washington Mutual. The 1996 and 1997 grants have vesting restrictions that begin to lapse in 2000. Up to one-third of the shares' restrictions lapse in 2000, up to two-thirds in 2001, and all restrictions lapse in 2002, only if the Company achieves certain targeted levels of cumulative ROCE, which the Compensation Committee believes is an important element in creating shareholder value. In its October 1997 meeting the Compensation Committee factored in the value of one-fifth of the 1996 and 1997 restricted stock grants in determining 1998 total compensation for executive and senior officers.

STOCK OPTIONS

     Awards of stock options under the 1994 Stock Option Plan are designed to provide long-term incentives for executive and senior officers that are directly linked to the enhancement of long-term shareholder value. The Compensation Committee selects the executive officers who will receive stock options and determines the number of shares subject to each option. The size of the individual option grants is generally intended to reflect an officer's position within Washington Mutual and his or her performance and contributions to the Company. In determining the size of the option grant, the Compensation Committee also analyzes the value of the options using an option valuation methodology.

CEO COMPENSATION

     Compensation for Washington Mutual's Chief Executive Officer, Mr. Killinger, was determined based on the same general policies and criteria as the compensation for the other executive officers. Mr. Killinger's base salary and target bonus for 1998 were approved by the Board at its October 1997 meeting upon the recommendation of the Compensation Committee. In making its recommendation, the Compensation Committee reviewed the outside consultant's market survey and considered the financial and operating results of Washington Mutual in fiscal 1997 and the Company's 1998 financial and business plans. Based on the factors set out in "Cash Bonus Award," Mr. Killinger's bonus for 1998 was calculated in the same manner as described above for the other executive officers.

     In evaluating Mr. Killinger's 1998 performance, the Compensation Committee used both quantitative and qualitative criteria such as Washington Mutual's record earnings of $460 million for 1997, which is indicative of the creation of shareholder value; capital strength, as evidenced by the continued qualification of all of the Company's banking subsidiaries as "well capitalized"; asset quality in that non-performing assets as a percentage of total assets were 0.83% which was below the Company's target of 1.00%; operating efficiency; growth in assets to $97 billion from $44.6 billion in 1996; the resulting size and quality of the organization, and in particular, the expansion of the franchise as a result of the Great Western Merger; Mr. Killinger's leadership of the Company; and his industry and community leadership. The Compensation Committee's assessment of Mr. Killinger's performance was reviewed with the Board of Directors.

     In determining the size of Mr. Killinger's option grant, the Compensation Committee reviews the market survey and other information provided by the outside consultant. Based on these considerations, as compensation for 1998, Mr. Killinger was awarded an option to purchase 220,500 shares. The Compensation Committee concluded that Mr. Killinger's performance in 1998 fully supported the total compensation awarded.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE

                                          John W. Ellis, Chairman
                                          Douglas P. Beighle
                                          Michael K. Murphy
                                          James H. Stever
                                          Willis B. Wood, Jr.

                               PERFORMANCE GRAPH

     The following two graphs compare the cumulative total shareholder return (stock price appreciation plus reinvested dividends) on Washington Mutual Common Stock against the cumulative total return of the S&P 500 Composite Index and the S&P Financial Index since 1993 and since Washington Mutual first became a publicly traded company on March 11, 1983, respectively. The graphs assume that $100 was invested on, respectively, December 31, 1993 and March 11, 1983 in each of the Company Common Stock, the S&P 500 Composite Index and the S&P Financial Index, and that all dividends were reinvested. Management of Washington Mutual cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG THE COMMON STOCK OF WASHINGTON MUTUAL,
                          THE S&P 500 COMPOSITE INDEX,
                          AND THE S&P FINANCIAL INDEX

                                                    WASHINGTON MUTUAL
                                                           INC                 S&P FINANCIAL INDEX          S&P 500 COMP-LTD
                                                    -----------------          -------------------          ----------------
Base Period Dec 93                                       100.00                      100.00                      100.00
Dec 94                                                    72.41                       96.47                      101.32
Dec 95                                                   128.39                      148.92                      139.40
Dec 96                                                   197.81                      201.29                      171.40
Dec 97                                                   296.67                      298.12                      228.59
Dec 98                                                   272.97                      332.18                      293.91

                                                    WASHINGTON MUTUAL
                                                          INC.                 S&P FINANCIAL INDEX            S&P 500 INDEX
                                                    -----------------          -------------------            -------------
Mar 83                                                    100.00                      100.00                      100.00
Dec 83                                                    106.00                       99.18                      111.35
Dec 84                                                     92.99                      108.49                      118.28
Dec 85                                                    137.02                      154.64                      155.70
Dec 86                                                    281.20                      167.02                      184.69
Dec 87                                                    263.99                      139.02                      194.26
Dec 88                                                    268.61                      164.23                      226.31
Dec 89                                                    365.43                      217.79                      297.80
Dec 90                                                    245.10                      171.14                      288.51
Dec 91                                                    698.89                      257.65                      376.04
Dec 92                                                   1066.19                      317.68                      404.66
Dec 93                                                   1172.34                      352.94                      445.45
Dec 94                                                    848.84                      340.45                      451.33
Dec 95                                                   1505.11                      524.37                      620.93
Dec 96                                                   2318.95                      708.78                      763.50
Dec 97                                                   3477.91                     1049.76                     1018.22
Dec 98                                                   3200.05                     1169.69                     1308.21

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, and the regulations thereunder, Washington Mutual's directors, executive officers and beneficial owners of more than 10% of any registered class of Washington Mutual equity securities are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on its review of copies of these reports and on written representations from such reporting persons, Washington Mutual believes that during fiscal year 1998, such persons filed all ownership reports and reported all transactions on a timely basis, except as follows: Dr. Samuel B. McKinney did not timely report one transaction, subsequently reported on a Form 4; Mr. Norman H. Swick did not timely report two transactions, subsequently reported on a Form 4; and Mr. Craig E. Tall did not timely report three transactions, subsequently reported on a Form 5.

             AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION

     The Board of Directors is proposing that certain amendments (collectively, the "Amendments") to the Company's current Restated Articles of Incorporation (the "Articles") be adopted (as amended, the "Amended Articles"). In the event that each of the Amendments to the Articles are not approved by the Company's shareholders, the Amended Articles will reflect only the Amendments that were approved. The Board's reasons for recommending each of the Amendments are discussed below.

     If approved, each of the Amendments would be effective upon filing with the Washington Secretary of State, which would occur promptly after the Annual Meeting. Approval of any one of the Amendments is not a condition for approval of either of the two other Amendments. Following adoption and filing of one or both of these proposals, the Company intends to restate its Articles and to renumber the provisions contained therein accordingly.

              PROPOSAL 2. AMENDMENT TO ARTICLES OF INCORPORATION--
               TO PROVIDE MANDATORY INDEMNIFICATION OF DIRECTORS

     The Board has unanimously recommended that the shareholders approve a proposal to amend the Articles to provide for the mandatory indemnification of the Company's directors so as to enable the Company to continue to attract and retain the best available and qualified persons to serve as directors for the Company.

     Article X of the Articles currently provides that the Company has the power to indemnify, and to purchase insurance for, its directors, officers, employees, and other persons and agents against all liability and expenses arising in connection with their service with the Company. If the amendment is approved,
Article X would be eliminated in its entirety and replaced with an article that provides for the Company to indemnify its directors to the fullest extent permitted under the Washington Business Corporation Act (the "WBCA"), by which the Company is governed as a Washington corporation. The new article would be silent with respect to indemnification of officers, employees and other persons and thus, under the WBCA, the Company would have the authority to indemnify those persons as may be provided by its Bylaws, general or specific action of its Board, or contract.

     The Board recommends that the Articles be amended by deleting Article X in its entirety and replacing it as follows:

              The Company shall indemnify any individual made a party to a proceeding because that individual is or was a director of the Company and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation that may hereafter be enacted to the extent such limitation may be disregarded if authorized by the articles of incorporation, to the full extent and under all circumstances permitted by applicable law.

     The amended indemnification provision would require the Company to pay all liability and expenses incurred by any director in a suit or proceeding brought against him or her arising out of his or her participation as a director of the Company except in certain circumstances. Generally, under the WBCA, a director may be indemnified if: (i) the director acted in good faith; (ii) the director reasonably believed that (a) in cases involving conduct in the director's official capacity as a director of the Company, that the director's conduct was in the Company's best interests, and (b) in all other cases, that the director's conduct was at least not opposed to the Company's best interests; and (iii) in cases involving criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. However, if authorized by its articles of incorporation, a bylaw approved by its shareholders or a resolution adopted by its shareholders, a corporation may indemnify a director without regard to these limitations except in situations involving: (i) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) distributions finally adjudged to have been improper for which the director voted or to which the director assented without performing the director's statutory duties; and (iii) any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property or services to which the director was not entitled. The amendment therefore would require the Company to indemnify its directors in all circumstances, subject only to the limitations in the preceding sentence, and to advance or reimburse reasonable expenses incurred in advance of the final outcome of any proceeding involving one of its directors.

     The Board recommends this proposal because of the increasing hazard of litigation and its related expenses directed at corporate directors and the effect this hazard could have on the Company's ability to continue to attract and retain qualified directors in light of these circumstances. Although none of the Company's current directors have indicated that they will no longer serve absent changes to the Articles' provisions on indemnification, the Company is concerned that it may encounter difficulty in attracting qualified individuals to serve as directors in the future. In order to ensure that the Company will be able to attract and retain experienced individuals to serve as directors, and as a matter of fairness, the Board believes that the Company should provide the maximum possible protection to its directors consistent with applicable law.

     The Board acknowledges that current and future directors could benefit from the approval of the foregoing amendment and, in this connection, the directors may be considered to have a conflict of interest and have a personal interest in approval of the amendment. Nevertheless, the Board believes that approval of the amended indemnification provision is in the best interests of the Company and its shareholders.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                           VOTE "FOR" THE AMENDMENT.

       PROPOSAL 3. MISCELLANEOUS AMENDMENTS TO ARTICLES OF INCORPORATION

     The Company's predecessor, Washington Mutual Savings Bank ("WMSB"), was a state-chartered savings bank organized under the laws of the state of Washington. As such, it was governed by Title 32 of the Revised Code of Washington ("Title 32"), the state statute governing the activities of state-chartered savings banks. The Company was formed in 1994 to serve as the parent holding company in the reorganization of WMSB into a holding company format. As a Washington corporation, the Company and its corporate activities are governed by the WBCA.

     At the time of the reorganization, all of the provisions in WMSB's charter documents were retained in the Company's newly created articles of incorporation for specific regulatory reasons that no longer apply. Some of the provisions from WMSB's charter documents are either not applicable to a holding company or were included in WMSB's original charter documents to comply with the provisions of Title 32 in effect at the time the documents were adopted.

     The Board is proposing amendments to remove or modify certain of these provisions. These proposed amendments are presented as sub-proposals. Shareholders may vote for or against all of the sub-proposals or for certain of the sub-proposals and against others. Approval of any one of the sub-proposals is not a condition to the approval of any of the other sub-proposals.

     SUB-PROPOSAL 3-A. REDUCE VOTE REQUIRED TO AMEND ARTICLES. The Board has unanimously recommended that the shareholders approve a proposal to amend the Articles to reduce the vote required to make future amendments to the Articles from two-thirds of the outstanding shares of the Company to a majority of the votes entitled to be cast. (The ninety-five percent (95%) supermajority vote required to amend Article XI with respect to Major Stockholder transactions would not be changed). The proposed amendment would allow the Company to carry out certain corporate actions more easily and efficiently by reducing the required percentage for shareholder approval, thereby reducing the time and cost of proxy solicitations.

     Article XII of the Articles governs the voting requirements and other procedures necessary to amend the Company's Articles. The article currently provides that amendments to the Articles must be approved by a vote of two-thirds of the Company's issued capital stock. Article XII currently provides as follows:

              The Company may increase or decrease its capital stock or otherwise amend these Articles of Incorporation by a vote of the stockholders representing two-thirds of its issued capital stock at any regular meeting or special meeting duly called for that purpose in the manner prescribed by its Bylaws, provided, however, that Article XI may not be repealed or amended in any respect unless such action is approved by at least a ninety-five percent (95%) vote of the outstanding Voting Stock beneficially owned by shareholders other than any Major Stockholder, and provided further, that the Board of Directors may amend these Articles without stockholder action as necessary to designate the preferences, limitations, and relative rights of a class or series of shares of the Company prior to issuance of any shares in that class or series. Notice of a meeting to increase or decrease authorized capital stock shall first be published once a week for four weekly issues in a newspaper published in Seattle, Washington, of if there is no newspaper published in Seattle, then in some newspaper published in King County, Washington. The notice shall state the purpose of the meeting, the amount of the present authorized capital stock of the Company and the proposed new authorized capital stock.

     The proposed amendment to Article XII would reduce the required vote to amend the Articles from two-thirds of the Company's outstanding shares to a majority of the votes entitled to be cast, the default voting requirement under the WBCA for public companies absent a higher voting requirement in the articles of incorporation. Reduction of the required vote to a majority of votes entitled to be cast would provide the Company with flexibility to adapt its business structure to changing needs and business opportunities over time. For example, it has proven difficult in the past under the current two-thirds vote requirement to effect increases in the authorized shares of the Company in
Article II of the Articles, which have been necessary to enable the Company to pursue corporate acquisition transactions. The provision has caused the cost of proxy solicitation for these votes to be higher than otherwise in order to pass these measures. The Board believes that few public companies require a two-thirds vote for amendments to their articles of incorporation because such a requirement allows a relatively small percentage of a company's stockholders, either by opposition or by not voting, to prevent amendments that would be beneficial to the Company and the majority of its stockholders. A reduction in the required vote would reduce the time and costs associated with proxy solicitation necessary to obtain a two-thirds vote.

     SUB-PROPOSAL 3-B. ELIMINATE NOTICE REQUIREMENT AND CLARIFY BOARD'S AUTHORITY TO AMEND ARTICLES. As set forth above, Article XII contains a requirement that the Company publish in a Seattle newspaper notice of any meeting at which a proposal will be made to increase or decrease the Company's authorized capital stock. The Board has unanimously recommended that the shareholders approve a proposal to amend the Articles to eliminate this provision. In addition, the Board is proposing an amendment to permit the Board to make amendments to the Articles without obtaining shareholder approval to the extent permitted by the WBCA. The proposed amendment would eliminate an unnecessary and ineffective notice requirement and would also eliminate any uncertainty regarding the Board's authority under state law to make certain changes to the Articles without shareholder approval.

     The Board has proposed the amendment to eliminate the notice provision in
Article XII because it is unnecessary and ineffective. The Board believes that the Company's compliance with the provisions of the WBCA relating to the timing of shareholder notice and the SEC rules relating to the contents of proxy statements provides shareholders sufficient notice of meetings and information concerning the proposals to be presented at meetings to exercise their votes in a timely and informed manner. Because compliance with state and federal law requires the Company to timely notify shareholders of shareholder meetings and sufficiently describe any proposals to be submitted for shareholder approval, the requirement in Article XII of published notice in a Seattle newspaper is simply unnecessary. Moreover, because the Company's shareholders are not concentrated in the Seattle, Washington area, but rather are located throughout the United States and beyond national borders, publication of notice in a local newspaper circulated for the most part in Washington state does not reach most shareholders. Local newspaper notice is thus largely ineffective.

     The Board also recommends amending Article XII to make clear that the Board has authority to make any amendments to the Articles permitted to be made without shareholder approval under the WBCA. Such amendments are limited in nature and under current law include: (i) in the case of a corporation with only one class of shares outstanding, (A) changes in the number of authorized shares necessary to effectuate a stock split of, or stock dividend in, the corporation's own shares and (B) changes to, or elimination of, any provision relating to the par value of any class of shares; (ii) deletion of the names and addresses of the corporation's initial directors; (iii) deletion of the names and addresses of the corporation's initial registered agent; (iv) changes in the corporate name; and (v) designation of the terms, preferences, limitations, and relative rights of each series of preferred stock. The Board deems it advisable to make such authority expressly clear in the Articles.

     If the amendments proposed in sub-Proposals 3-A and 3-B are approved,
Article XII would be amended to read as follows:

              The Company may amend these Articles of Incorporation if approved by each voting group entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group at any regular meeting or special meeting duly called for that purpose in the manner prescribed by its Bylaws, provided, however, that Article XI may not be repealed or amended in any respect unless such action is approved by at least a ninety-five percent (95%) vote of the outstanding Voting Stock beneficially owned by shareholders other than any Major Stockholder, and provided further, that the Board of Directors may, without shareholder approval, amend these Articles (i) to the extent permitted under the Washington Business Corporation Act or (ii) as necessary to designate the preferences, limitations, and relative rights of a class or series of shares of the Company prior to issuance of any shares in that class or series.

     SUB-PROPOSAL 3-C. ELIMINATE PROVISION RELATING TO DEALINGS WITH INTERESTED PERSONS. The Board has unanimously recommended that the shareholders approve a proposal to eliminate a provision that prohibits directors and officers from in any way becoming obligated for any loan made by the Company, either as indorser, surety, or guarantor, and also prohibits directors and officers from directly or indirectly borrowing any funds or deposits held by the Company, or becoming owners of real property upon which the Company holds a mortgage. Other than these specific prohibitions, no transaction in which a director or officer of the Company has an interest is, under the terms of the article, void or voidable if the transaction is authorized or ratified by either (i) a majority vote of a quorum of the Board (excluding interested directors), (ii) the written consent of a majority of the Company's shareholders entitled to vote or (iii) a general resolution approving the transaction adopted at a shareholders meeting by a vote of a majority of the Company's shareholders entitled to vote. This provision, which was in WMSB's original charter documents and generally reflected requirements in Title 32, provides as follows:

              The Company may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers, and shareholders and with corporations, associations, firms, and entities in which they are or may become interested as directors, officers, shareholders, members, or otherwise, as freely as though such interest did not exist; provided, however, that no director or officer shall become an indorser, surety or guarantor or in any manner an obligor for any loan made by the Company, and provided further that no director or officer shall, for himself or as agent or partner of another, directly or indirectly borrow any of the funds or deposits held by the Company or become the owner of real property upon which the Company holds a mortgage. A loan to or a purchase by a corporation in which a director or officer of the Company is a stockholder of fifteen percent (15%) or more of the total outstanding stock, or in which such director or officer and other directors of the Company are collectively stockholders of twenty-five percent (25%) or more of the total outstanding stock, shall be deemed a loan to or a purchase by such director or officer within the meaning of this Article, except when the loan to or purchase by such corporation occurred without his or her knowledge or against his or her protest. Except as otherwise provided in this Article and in the absence of fraud, the fact that any director, officer, shareholder, or any corporation, association, firm or other entity of which any director, officer, or shareholder is interested, is in any way interested in any transaction or contract shall not make the transaction or contract void or voidable, or require the director, officer, or shareholder to account to the Company for any profits therefrom if the transaction or contract is or shall be authorized, ratified, or approved by (i) vote of a majority of a quorum of the Board of Directors excluding any interested director or directors,
         (ii) the written consent of the holders of a majority of the shares entitled to vote, or (iii) a general resolution approving the acts of the directors and officers adopted at a shareholders meeting by vote of the holders of the majority of the shares entitled to vote. Nothing herein contained shall create any liability in the events described or prevent the authorization, ratification or approval of such transactions or contracts in any other manner.

     The Board believes the article should be removed in its entirety. Like
Article VIII, the WBCA provides a system for approving or ratifying conflicting interest transactions between a company and (i) any of its directors, (ii) any related persons of its directors or (iii) any persons under the common control of any of its directors. Regardless of the terms contained in a corporation's articles of incorporation, under the WBCA such a transaction would be immune from attack if approved by either a majority of disinterested directors or a majority of disinterested shareholders. And while unlike Article VIII, the WBCA's provisions relating to conflicting interest transactions apply only to directors and not to officers, the Board believes it is the Board's role to review corporate transactions involving the Company and its officers, and to determine the appropriateness and fairness of any such transactions from the standpoint of the Company.

     The Article VIII prohibitions against officers and directors borrowing or becoming obligated to repay funds loaned by the Company reflect its predecessor's history as a state-chartered savings bank. Because the Company is not a savings bank and is not itself in the business of making loans to third parties, these provisions are no longer applicable to the Company and hence unnecessary. And as with other conflicting interest transactions, the Board believes it is the role of the Board to monitor whether any lending of funds by the Company to a particular party is appropriate and fair to the Company, even if that party is an officer or director of the Company. Moreover, each of the Company's banking subsidiaries is subject to regulations that restrict their ability to make loans to directors and executive officers.

     SUB-PROPOSAL 3-D. MODIFY ARTICLE RELATING TO SHAREHOLDER APPROVAL OF MERGER TRANSACTIONS. The Board recommends the shareholders approve an amendment to the Articles that would modify Article IX of the Articles, which governs the voting requirements for approval of merger transactions. The article currently provides as follows:

              If pursuant to the Washington Business Corporation Act the Company's shareholders are required to approve a plan of merger, then (a) if two-thirds of the directors vote to recommend the plan of merger to the shareholders, the plan of merger shall be approved by a vote of the holders of a majority of the outstanding voting shares of the

         Company; (b) in all other cases where a shareholder vote is required by the Washington Business Corporation Act, such Act, as it may be amended, will control.

     If approved by the Company's shareholders, Article IX would be amended to cover, in addition to plans of merger, plans of share exchange and the sale, lease, exchange, or other dispositions of all, or substantially all of the Company's property otherwise than in the usual and regular course of business.

     Under the WBCA, a share exchange or sale of all or substantially all of a corporation's property other than in the usual and regular course of business must be approved by two-thirds of the votes entitled to be cast, unless the articles provide for a lesser vote. Although it is very unlikely that the Company would engage in a transaction involving a share exchange or sale of all or substantially all of its property, the Board recommends amending Article IX to conform the vote requirement for such transactions to that applicable to mergers. The Board believes it is in the Company's best interest to have flexibility in structuring any future business combination transactions by providing in its articles all means available to the Company under state law.

     If the amendment is approved, Article IX will state as follows:

              If pursuant to the Washington Business Corporation Act the Company's shareholders are required to approve a plan of merger, share exchange or sale, lease, exchange, or other disposition of all, or substantially all of the Company's property, otherwise than in the usual and regular course of business (each of the foregoing, a "Substantial Business Transaction"), then (a) if two-thirds of the directors vote to recommend the Substantial Business Transaction to the shareholders, the Substantial Business Transaction shall be approved by each voting group entitled to vote thereon by a simple majority of all votes entitled to be cast by that group; (b) in all other cases where a shareholder vote is required by the Washington Business Corporation Act, such Act, as it may be amended, will control.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                       VOTE "FOR" EACH OF THE AMENDMENTS.

        PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors requests that the shareholders ratify its selection of Deloitte & Touche LLP as the independent auditors for the Company for the current fiscal year. In the event that ratification of this selection of independent auditors is not obtained, the Board of Directors will review its future selection of auditors.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of Washington Mutual in advance of the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including financial statements and schedules, forms a part of the Company's 1998 Annual Report that was mailed to shareholders with this Proxy Statement. ADDITIONAL COPIES OF THE 1998 ANNUAL REPORT MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO INVESTOR RELATIONS, WASHINGTON MUTUAL, INC., 1201 THIRD AVENUE, 7TH FLOOR, SEATTLE, WASHINGTON 98101. This proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 are also available from the Securities and Exchange Commission over the Internet at its website, http://www.sec.gov.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The Company must receive a shareholder proposal by November 24, 1999 to consider it for inclusion in the Company's proxy statement and form of proxy relating to the Company's 2000 Annual Meeting of Shareholders. In addition, the Company's Bylaws provide that written notice of a shareholder proposal must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company by December 24, 1999 for the proposal to be brought before the Company's 2000 Annual Meeting of Shareholders. The Company's address for these purposes is 1201 Third Avenue, Suite 1706, Seattle, Washington 98101,
Attention: Secretary.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors,

                                          /s/ WILLIAM L. LYNCH
                                          -------------------------------
                                          William L. Lynch
                                          Secretary

March 23, 1999

                            [WASHINGTON MUTUAL LOGO]


                      1201 THIRD AVENUE, SEATTLE, WA 98101

           PROXY FOR THE APRIL 20, 1999 ANNUAL MEETING OF SHAREHOLDERS

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WASHINGTON MUTUAL, INC.

The undersigned shareholder(s) of Washington Mutual, Inc. (the "Company") hereby appoints William L. Lynch and Marc R. Kittner, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 5, 1999, at the Annual Meeting of Shareholders to be held at 2:00 p.m., Tuesday, April 20, 1999, and at any and all adjournments thereof.





                               FOLD AND DETACH HERE




                            [WASHINGTON MUTUAL LOGO]

                         ANNUAL MEETING OF SHAREHOLDERS

                             Tuesday, April 20, 1999
                                    2:00 p.m.
                                  Benaroya Hall
                       S. Mark Taper Foundation Auditorium
                              200 University Street
                               Seattle, Washington

                                                       Please mark
                                                       your votes as
                                                       indicated in      /X/
                                                       this example.


1. ELECTION OF DIRECTORS:          FOR all nominees    WITHHOLD AUTHORITY
                                   listed  below       to vote for all
                                   (except as marked   nominees listed below.
                                   to the contrary
                                   below)

                                        /  /                   /  /


 (Instruction: To withhold
 authority to vote for any
 individual nominee, strike a
 line through the nominee's
 name in the list below.)





Nominees (Term will expire in 2000): Elizabeth A. Sanders


Nominees (Term will expire in 2001): William D. Schulte



Nominees (Term will expire in 2002):
David Bonderman
Roger H. Eigsti
Phillip D. Matthews
William G. Reed, Jr.
James H. Stever



2.   APPROVAL OF AMENDMENT TO WASHINGTON               FOR  AGAINST ABSTAIN
     MUTUAL'S ARTICLES OF INCORPORATION                / /   / /     / /
     ("ARTICLES") TO PROVIDE MANDATORY
     INDEMNIFICATION OF DIRECTORS.

3.   APPROVAL OF MISCELLANEOUS AMENDMENTS TO THE
     ARTICLES:

     3-A. REDUCE VOTE REQUIRED TO AMEND ARTICLES.      FOR  AGAINST ABSTAIN
                                                       / /   / /     / /

     3-B. ELIMINATE NOTICE REQUIREMENT AND CLARIFY     FOR  AGAINST ABSTAIN
          BOARD'S AUTHORITY TO AMEND ARTICLES.         / /   / /     / /

     3-C. ELIMINATE PROVISION RELATING TO DEALINGS     FOR  AGAINST ABSTAIN
          WITH INTERESTED PERSONS.                     / /   / /     / /

     3-D. MODIFY ARTICLE RELATING TO SHAREHOLDER       FOR  AGAINST ABSTAIN
          APPROVAL OF MERGER TRANSACTIONS.             / /   / /     / /

4.   RATIFICATION OF APPOINTMENT OF DELOITTE           FOR  AGAINST ABSTAIN
     & TOUCHE LLP AS THE COMPANY'S                     / /   / /     / /
     INDEPENDENT AUDITORS.



                                        Shares represented by all properly
                                        executed proxies will be voted in
                                        accordance with instructions appearing
                                        on the proxy and in the discretion of
                                        the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4, IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF
                                        SHAREHOLDERS.


Signature(s)__________________________________________Date_____________, 1999

(Please sign as name(s) appear on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.)



                              FOLD AND DETACH HERE


                        [BENAROYA HALL MAP AND GRAPHIC]